Exhibit 5.2

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Tel: (724) 514-1800

Fax: (724) 514-1870

December 23, 2013

Mylan Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317

Re:                             Mylan Inc. — Registration Statement on Form S-4

Ladies and Gentlemen:

I am Vice President, Associate General Counsel Securities and Assistant Secretary of Mylan Inc., a Pennsylvania corporation (the “Company”), and, as such, I have acted as counsel to the Company in connection with the public offering of (i) up to $500 million aggregate principal amount of the Company’s 1.800% Senior Notes due 2016 (the “2016 Exchange Notes”) and (ii) up to $650 million aggregate principal amount of the Company’s 2.600% Senior Notes due 2018 (the “2018 Exchange Notes” and, together with the 2016 Exchange Notes, the “Exchange Notes”), to be issued and authenticated pursuant to the Indenture (as defined below).  Pursuant to an exchange offer (the “Exchange Offer”) registered under the Securities Act of 1933, as amended (the “Securities Act”), (i) the 2016 Exchange Notes are to be issued in exchange for a like principal amount of the outstanding 1.800% Senior Notes due 2016 of the Company (the “Original 2016 Notes”) and (ii) the 2018 Exchange Notes are to be issued in exchange for a like principal amount of the outstanding 2.600% Senior Notes due 2018 of the Company (the “Original 2018 Notes” and, together with the Original 2016 Notes, the “Original Notes”), in each case under an indenture, dated as of June 25, 2013 (the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of June 25, 2013, by and among the Company, the guarantors named therein and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the initial purchasers named therein (the “Registration Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated below, I have, or an attorney working for me has, examined and relied upon the following:

(i)                                     the Registration Statement on Form S-4 of the Company relating to the Exchange Notes filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2013 under the Securities Act (the “Registration Statement”);

(ii)                                  an executed copy of the Indenture;

(iii)                               an executed copy of the Registration Rights Agreement;

(iv)                              the forms of the 2016 Exchange Notes and the 2018 Exchange Notes;

(v)                                 the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, filed as an exhibit to the Registration Statement;

(vi)                              the Amended and Restated Articles of Incorporation of the Company, as currently in effect;

(vii)                           the Second Amended and Restated Bylaws of the Company, as currently in effect; and

(viii)                        certain resolutions adopted by the Board of Directors of the Company and/or a duly authorized committee thereof relating to the matters described herein.

I have, or an attorney working for me has, also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.  In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions stated below which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am a member of the Bar of the Commonwealth of Pennsylvania, and I do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, I am of the opinion that:

1.                                      The Indenture has been duly authorized, executed and delivered by the Company.

2.                                      The execution and delivery of the Exchange Notes have been duly authorized by the Company upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, Registration Rights Agreement and Exchange Offer.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the reference to me under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Bradley L. Wideman
Bradley L. Wideman
Vice President, Associate General Counsel Securities and Assistant Secretary